Exhibit 99.1

Keen Vision Acquisition Corporation Announces Pricing of $130,000,000 Initial Public Offering

Summit, New Jersey – July 24, 2023 – Keen Vision Acquisition Corporation (the “Company”) announced today that it priced its initial public offering of 13,000,000 units at $10.00 per unit. The units will be listed on Nasdaq and will begin trading tomorrow, July 25, 2023, under the ticker symbol “KVACU”. Each unit consists of one ordinary share and one redeemable warrant. Each warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “KVAC” and “KVACW”, respectively.

EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) and Brookline Capital Markets, a division of Arcadia Securities, LLC are acting as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,950,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on July 27, 2023, subject to customary closing conditions.

The Company is a blank check company incorporated as a British Virgin Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it currently intends to focus on sourcing opportunities that are in biotechnology, consumer goods or agriculture, evaluated based on sustainability and environmental, social, and corporate governance (“ESG”) imperatives. The Company is led by Kenneth Wong, Chairman and Chief Executive Officer, and Alex Davidkhanian, Chief Financial Officer.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EF Hutton, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhuttongroup.com.

A registration statement on Form S-1 (File No. 333-269659) relating to these securities has been filed with the Securities and Exchange Commission (“SEC”), and became effective on July 24, 2023. A final prospectus relating to this offering will be filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Mr. Alex Davidkhanian
Chief Financial Officer

Keen Vision Acquisition Corporation
Email: alex.davidkhanian@kv-ac.com